Exhibit 10.41

May 12, 2005

John Parillo

Dear John:

     Vitria Technology, Inc. is pleased to offer you a position as Senior Vice President, Worldwide Sales. You will report to me. Your annual base salary will be $265,000.00 with a target bonus of $210,000.00. This offer is subject to a satisfactory result, determined in the Company’s sole discretion, from the Company’s background investigation to which you have consented.

     Vitria Technology, Inc. will grant to you under its Equity Incentive Plan an option to purchase 125,000 shares of Common Stock. Also, you will have the right to receive an additional stock option grant for 25,000 shares of Common Stock on the first anniversary of your employment with the Company upon the achievement of certain performance objectives. Upon approval of the Board or the appropriate sub-committee of the Board, you will be notified in writing regarding the terms and conditions of the grant.

     As a Vitria employee, you will be expected to abide by Vitria’s policies and procedures, and sign and comply with the Proprietary Information and Inventions Agreement. Your employment at Vitria Technology is at will. This means that either you or Vitria Technology, Inc may terminate your employment at any time for any reason, with or without cause or advance notice.

     All new employees must pass an employment verification procedure before they are permitted to work. This procedure has been established by Vitria Technology and requires every individual to provide satisfactory evidence of his/her identity and legal authority to work in the United States within twenty-four (24) hours of his/her start date.

     This letter and the Proprietary Information and Inventions Agreement constitute the entire and final agreement between you and Vitria regarding your employment and supersede any other agreements, representations or promises. You understand that this agreement cannot be changed or amended except in writing signed by you and by an authorized company representative.

     Your expected start date will be May 16, 2005. We are looking forward to having you come join the team. Please sign below to indicate your acceptance of this offer and return a signed copy to Allen Chin, Vice President, Human Resources, by fax at 408-212-2729 as soon as possible, but no later than 3 days from the date of this offer.

Sincerely yours,

/s/ Dale Skeen
Dale Skeen
Chief Executive Officer

Acceptance: /s/ John Parillo
Date: May 12, 2005